EXHIBIT 23.9

CONSENT OF RICK STREIFF

March 30, 2026

VIA EDGAR

United States Securities and Exchange Commission

Re:	Form S-8 Registration Statement of Americas Gold and Silver Corporation (the “Company”)

I, Rick Streiff hereby consent to the use of my name in connection with reference to my involvement in the preparation and review of the following technical information (collectively, the “Technical Information”):

•	the scientific and technical information relating to the operation of the Company’s material operating mining properties contained Company’s Management’s Discussion and Analysis for the year ended December 31, 2025;
•	the scientific and technical information relating to the operation of the Company’s material operating mining properties contained Company’s Annual Information Form for the year ended December 31, 2025;

and to the use of any extracts from, or summary of, the Technical Information in, or incorporated into, the Registration Statement on Form S-8 of the Company being filed with the SEC, and any amendment thereto (the “Form S-8”), and the use of any information derived, summarized, quoted or referenced from the Technical Information, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-8.

I certify that I have read the Form S-8 and the documents incorporated by reference therein and that it fairly and accurately represents the information in the Technical Information for which I am responsible.

/s/ Rick Streiff
Rick Streiff